Exhibit 10.2

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

ANTE5, INC., A DELAWARE CORPORATION (“BUYER”)

AND

TWIN CITY TECHNICAL, LLC,
A NORTH DAKOTA LIMITED LIABILITY COMPANY

AND

IRISH OIL AND GAS, INC., A NEVADA CORPORATION

(COLLECTIVELY, THE “SELLERS”)

MINERAL LEASES

“Harris/Furlong III”
Asset Purchase Agreement

This Asset Purchase Agreement (the “Agreement”) is made and entered into as of the ____ day of February, 2011 (the “Effective Date”) by and between Twin City Technical, LLC, a North Dakota limited liability company, and Irish Oil and Gas, Inc., a Nevada corporation (collectively, the “Sellers”), and Ante5, Inc., a Delaware corporation (“Buyer”), with respect to the following facts:

R E C I T A L S

A.  Sellers are the lessees and sole working interest owners under those certain mineral leases, a portion of which include working interests in producing wells, described in Appendix B of this Agreement (collectively, the “Mineral Leases”).

B.  Buyer is a Delaware corporation that files public reports with the Securities and Exchange Commission and desires to purchase from the Sellers all of the Sellers’ right, title and interest in and to the Mineral Leases along with all related assets described in Appendix B to this Agreement (collectively, the “Acquired Assets”).

C.  Sellers desire to sell to Buyer and Buyer desires to purchase from the Sellers all of the Acquired Assets on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged by the parties to this Agreement, and in light of the above recitals to this Agreement, the parties to this Agreement hereby agree as follows:

1.            Purchase and Sale of Assets.

Provided there is a closing (“Closing”) and subject to the terms and conditions set forth in this Agreement, Sellers agree to sell, convey, assign, transfer and deliver to Buyer and Buyer agrees to purchase from Sellers all of the Sellers’ right, title and interest in and to the Mineral Leases and related assets (“Related Assets”) described in Appendix B to this Agreement (collectively referred to as the “Acquired Assets”).  Related Assets include the Mineral Leases’ pro-rata share in any and all minerals extracted by way of the Mineral Leases, as well as all income derived by arising by way of the Mineral Leases (i.e., working interests in wells) that accrues or is paid on or after January 1, 2011.

2.            Assumption of Lessee's Lease Obligations and Liabilities.

2.1           Undeveloped Acreage (Sections A & B of Appendix B)

Except for AFE's and JIB's, as referenced in Section 4 of this Agreement, with respect to the performance of Lessee’s obligations pursuant to the terms of the undeveloped Mineral Leases conveyed hereby (“Undeveloped Mineral Leases”) described in Sections A and B of Appendix B to this Agreement, Buyer shall not be liable or obligated to perform or pay any of Lessee's obligations pursuant to such Undeveloped Mineral Leases which accrue or become payable at or before time of Closing.  Buyer shall be solely liable and responsible for full payment and full performance of Lessee's obligations pursuant to such Undeveloped Mineral Leases which accrue or arise from and after the date of Closing. Sellers shall be solely obligated for full performance and full payment of all Lessee obligations pursuant to the terms of such Undeveloped Mineral Leases which accrue or arise from and before the time of Closing. Sellers shall not be obligated or liable for performance or payment of Lessee's obligations pursuant to the terms of such Undeveloped Mineral Leases which accrue or arise from and after the date of Closing.  Accordingly, Sellers are solely responsible for all payments required to be made under the Undeveloped Mineral Leases by Lessees accruing prior to the Closing Date, and hereby agree to make all such payments prior to the Closing Date and to indemnify and hold Buyer harmless from them.

2.2           Developed Acreage (Section C of Appendix B)

Except for AFE's and JIB's, as referenced in Section 4 of this Agreement, with respect to the performance of Lessee’s obligations pursuant to the terms of the Mineral Leases with working interests in wells conveyed hereby (“Developed Mineral Leases”) described in Section C of Appendix B to this Agreement, Buyer shall not be liable or obligated to perform or pay any of Lessee's obligations pursuant to such Developed Mineral Leases which accrue or become payable at or before December 31, 2010.  Buyer shall be solely liable and responsible for full payment and full performance of Lessee's obligations pursuant to such Developed Mineral Leases which accrue or arise from and after January 1, 2011. Sellers shall be solely obligated for full performance and full payment of all Lessee obligations pursuant to the terms of such Developed Mineral Leases which accrue or arise from and before December 31, 2010. Sellers shall not be obligated or liable for performance or payment of Lessee's obligations pursuant to the terms of such Developed Mineral Leases which accrue or arise from and after January 1, 2011.  Accordingly, Sellers are solely responsible for all payments required to be made under the Developed Mineral Leases by Lessees accruing prior to January 1, 2011, and hereby agree to make all such payments prior to January 1, 2011 and to indemnify and hold Buyer harmless from them.

3.            Purchase Price.

As consideration for the sale, conveyance, assignment, transfer and delivery of the Acquired Assets to Buyer, Buyer agrees to pay to the Sellers a total of $1,957,591.00 of cash plus 357,708 shares of the common stock of the Buyer, and to pay XXXXXX and Associates or the company of XXXXX’s choosing (“GFL”) 560,000 shares of the common stock of the Buyer.  Prior to Buyer issuing shares to GFL, GFL must execute an agreement with Buyers with terms similar to Section 5.15 of this Agreement wherein GFL acknowledges that it is an accredited investor and suitable to receive said shares from Buyer.  The Buyer will allocate the Purchase Price among the Sellers in accordance with specific written instructions delivered by the Sellers (signed by both of them) to the Buyer at the Closing.  In the absence of such written instructions, the Buyer will allocate 50% of the Purchase Price to Twin City Technical, LLC, and 50% of the Purchase Price to Irish Oil and Gas, Inc.

4.            Closing and Further Acts.

The Closing of the purchase and sale of the Assets will occur upon the satisfaction or waiver of the conditions set forth in Section 7 of this Agreement, but no later than February 28, 2011 unless Sellers and Buyer mutually agree in writing to extend the Closing Date. At the Closing, Sellers shall deliver to Buyer such bills of sale, deeds, assignments and other instruments of sale, conveyance, assignment and transfer as are sufficient in the opinion of Buyer and its counsel to vest in Buyer and its successors or assigns the absolute, legal and equitable title to the Acquired Assets.  At the Closing, Buyer shall deliver to Sellers the cash portion of the Purchase Price by wire transfer or cashiers check, and the original stock certificates associated with the stock portion of the Purchase Price.  The allocation of said deliveries by the Buyer among the Sellers at the Closing is governed by Section 3 of this Agreement.  At the Closing, the Sellers will deliver to the Buyer the following items:  (i) assignments in recordable form of all of Sellers’ right, title and interest in and to the Mineral Leases signed by both Sellers or each respective Seller, as appropriate, effective on the Closing Date, (ii) the executed Bill of Sale in the form of Appendix A to this Agreement, signed by both of the Sellers, and (iii) all books, records, leases, assignments, geological reports and other documents relating in any way to the Acquired Assets.  All parties to this Agreement hereby agree to execute all other documents and take all other actions which are reasonably necessary or appropriate in order to effect all of the transactions contemplated by this Agreement.  In the event that an Authorization for Expenditures (“AFE’s”) or a Joint Interest Billing (“JIB”) for the Acquired Assets is received and requires payment prior to the Closing Date, Sellers will provide notice in writing to Buyer within three (3) days of their receipt of the AFE or JIB and Sellers covenant to pay the AFE and JIB promptly.  Buyer will reimburse Sellers for such payments at the Closing.

5.	Representations and Warranties of Sellers.

Sellers jointly and severally represent and warrant to Buyer as follows:

5.1           Power and Authority; Binding Nature of Agreement.

Sellers have full power and authority to enter into this Agreement and to perform their obligations hereunder.  The execution, delivery and performance of this Agreement by them have been duly authorized by all necessary action on their part.  This Agreement is a valid and binding obligation of the Sellers.

5.2           Good Standing.

Sellers (i) are duly organized, validly existing and in good standing under the laws of the state of their organization and in each state where the Acquired Assets are located or where they otherwise conduct business, (ii) have all necessary power and authority to own their assets and to conduct their business as it is currently being conducted, and (iii) are duly qualified or licensed to do business and are in good standing in every jurisdiction (both domestic and foreign) where such qualification or licensing is required.

5.3           Absence of Undisclosed Liabilities.

Sellers have no debt, liability or other obligation of any nature (whether due or to become due and whether absolute, accrued, contingent or otherwise) that may in any way affect the Acquired Assets or encumber them, or be imposed on the Buyer as a result of the transactions contemplated by this Agreement.

5.4	Leases and Contracts.

Sellers have delivered or will deliver to Buyer complete and correct copies of all of the leases, contracts, documents and other instruments, as amended, relating to the Acquired Assets.  All of such leases, contracts, documents and other instruments are valid and in full force and effect, and are enforceable in accordance with their terms.  There is no existing default by any person under any of said leases, contracts, documents or other instruments, and there exists no condition or set of circumstance which, with notice or lapse of time or both, would constitute such a default.

5.5	Acquired Assets.

(a)           The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in a breach of the terms and conditions of, or result in a loss of rights under, or result in the creation of any lien, charge or encumbrance upon, any of the Acquired Assets for any reason, including but not limited to pursuant to (i) Sellers’ charter documents, (ii) any franchise, mortgage, deed of trust, lease, license, permit, agreement, contract, instrument or undertaking to which Sellers are a party or by which they or any of their properties are bound, or (iii) any statute, rule, regulation, order, judgment, award or decree.

(b)           Sellers have good and marketable title to all of the Acquired Assets, free and clear of all mortgages, liens, leases, pledges, charges, encumbrances, equities or claims.

(c)           The Acquired Assets are not subject to any material liability, absolute or contingent.

(d)           The list of Acquired Assets set forth in Appendix B of this Agreement is an accurate description of all of the Mineral Leases of Sellers that are being assigned by the Sellers to the Buyer pursuant to this Agreement.

(e)           The list of Acquired Assets set forth in Appendix B to this Agreement contains a list of all contracts, agreements, licenses, leases, arrangements, commitments and other undertakings relating to the Acquired Assets to which Sellers are a party or by which they or the Acquired Assets are bound.  All of such contracts, agreements, leases, licenses and commitments are valid, binding and in full force and effect, and are assignable to Buyer without the consent of any other party or such consent will be obtained in writing prior to the Closing.

(f)           No consent is necessary to effect the transfer to Buyer of any of the Acquired Assets, and upon the consummation of the transactions contemplated hereby, Buyer will be entitled to use the Acquired Assets to the full extent that Sellers used the same immediately prior to the transfer of the Acquired Assets.

(g)           On the Closing, Buyer will have no less than a 78% net revenue interest in the Mineral Leases, or greater as indicated in Appendix B to this Agreement.

(h)           There is no condition, order, or situation or any basis for such that would cause the prohibition of customary oil and gas drilling on the Mineral Leases after the Closing in accordance with applicable laws, rules and regulations.

5.6	Compliance with Laws; Licenses and Permits.

Sellers are not in violation of, nor have they failed to conduct their business with respect to the Acquired Assets in full compliance with, any applicable federal, state, local or foreign laws, regulations, rules, treaties, rulings, orders, directives or decrees.  Sellers have delivered or will deliver to Buyer complete and correct copies of all of the licenses, permits, authorizations and franchises to which Sellers are subject and all said licenses, permits, authorizations and franchises are valid and in full force and effect.  Said licenses, permits, authorizations and franchises constitute all of the licenses, permits, authorizations and franchises necessary to permit Sellers to conduct their business with respect to the Acquired Assets in the manner in which it is now being conducted, and Sellers are not in violation or breach of any of the terms, requirements or conditions of any of said licenses, permits, authorizations or franchises.

5.7           Litigation.

There is no action, suit, proceeding, dispute, litigation, claim, complaint or investigation by or before any court, tribunal, governmental body, governmental agency or arbitrator pending or, to Sellers’ knowledge, threatened against or with respect to Sellers or the Acquired Assets which (i) if adversely determined would have an adverse effect on the Acquired Assets, or (ii) challenges or would challenge any of the actions required to be taken by the Sellers under this Agreement.  To the best of Sellers’ knowledge, information and belief, there exists no basis for any such action, suit, proceeding, dispute, litigation, claim, complaint or investigation.

5.8           Non-Contravention.

Neither (a) the execution and delivery of this Agreement, nor (b) the performance of this Agreement will:  (i) contravene or result in a violation of any of the provisions of the articles of incorporation, bylaws or other charter or organizational documents of Sellers; (ii) contravene or result in a violation of any resolution adopted by the board of directors or equity owners of Sellers; (iii) result in a violation or breach of, or give any person the right to declare (whether with or without notice or lapse of time) a default under or to terminate, any agreement or other instrument to which Sellers are a party or by which Sellers are bound relating to the Acquired Assets; (iv) result in the loss of the Acquired Assets; (v) result in the creation or imposition of any lien, charge, encumbrance or restriction on any of the Acquired Assets; or (vi) result in a violation of any law, rule, regulation, treaty, ruling, directive, order, arbitration award, judgment or decree to which Sellers or the Acquired Assets are subject.

5.9           Approvals.

No authorization, consent or approval of, or registration or filing with, any governmental authority or any other person is required to be obtained or made by Seller in connection with the execution, delivery or performance of this Agreement.

5.10           Brokers.

Sellers have not agreed to pay any brokerage fees, finder’s fees or other fees or commissions with respect to the transactions contemplated by this Agreement, and, to Sellers’ knowledge, no person is entitled, or intends to claim that it is entitled, to receive any such fees or commissions in connection with such transaction.

5.11           Tax Matters.

All federal, state, local and foreign tax returns required to be filed by the Sellers with respect to the Acquired Assets have been properly prepared and duly filed, and all taxes required to be paid by, or claimed by any federal, state, local or foreign taxing authority to be payable by, the Sellers with respect to the Acquired Assets have been paid in full.  There is no (i) pending audit or examination of the Sellers (or of any of the tax returns thereof) being conducted by any federal, state, local or foreign taxing authority, (ii) pending or threatened claim or dispute relating to the payment of any taxes by the Sellers, (iii) basis specifically known to the Sellers upon which any federal, state, local or foreign taxing authority may make any claim for the payment of additional taxes by the Sellers, or (iv) outstanding agreement or waiver extending the statutory limitations period applicable to the payment of any taxes by the Sellers.

5.12         Environmental Compliance Matters.

The Sellers hereby represent and warrant to the best of their knowledge, without independent investigation or verification, that they are unaware of any environmental issue of any kind, as that term is defined in the oil and gas industry at the time of this transaction.  In the event environmental issues arise that are not covered by Sellers Representation and Warranties herein, Sellers shall not be liable.

5.13         Representations True on Closing Date.

The representations and warranties of Sellers set forth in this Agreement are true and correct on the date hereof, and will be true and correct on the Closing Date as though such representations and warranties were made as of the Closing Date.

5.14	Non-Distributive Intent.

The Shares of common stock that may be acquired by the Sellers pursuant to this Agreement are not being acquired by the Sellers with a view to the public distribution of them.  Sellers acknowledge and agree that the Shares acquired by the Sellers pursuant to this Agreement have not been registered or qualified under federal or state securities laws, and may not be sold, conveyed, transferred, assigned or hypothecated without being registered under the Securities Act of 1933, as amended (the “Act”), and applicable state law, or in the alternative in accordance with Rule 144 of the Act or submission of evidence reasonably satisfactory to Buyer that another exemption from registration is available.

5.15	Suitability and Acknowledgments of Sellers.

(a)     The Sellers are “Accredited Investors”, as that term is defined in Rule 501 of Regulation D promulgated under Section 4(2) of the Securities Act of 1933, as amended, and the Frank/Dodd Wall Street Reform and Consumer Protection Act of 2010, by virtue of the fact that all of the equity owners of the Sellers are “Accredited Investors”, or the Sellers otherwise qualify as “Accredited Investors” under current applicable federal and state securities laws.

(b)           Sellers are able to bear the economic risk of an investment in the Shares and will, after making an investment in the Shares, have sufficient means of providing for Sellers’ current needs and possible future contingencies.

(c)           Sellers have had access to all information concerning the Buyer that Sellers and Sellers’ financial, tax and legal advisors required or considered necessary to make a proper evaluation of this investment.  The available information included all information filed by the Buyer with the Securities and Exchange Commission. In making the decision to purchase the Shares herein agreed to, Sellers and Sellers’ advisors have relied upon their own independent investigations, and fully understand that there are no guarantees, assurances or promises in connection with any investment hereunder and understand that the particular tax consequences arising from this investment in the Buyer will depend upon the individual circumstances of Sellers.

(d)           Sellers also understand and agree that instructions relating to the Shares will be placed in the Buyer’s transfer ledger, and that the certificates evidencing the Shares sold will bear legends in substantially the following form:

The Shares represented by this Certificate have not been registered under the Securities Act of 1933, as amended (the “Act”) and are “restricted securities” as that term is defined in Rule 144 under the Act. The securities may not be offered for sale, sold or otherwise transferred except pursuant to an effective registration statement under the Act or pursuant to Rule 144 of the Act or another exemption from registration under the Act, the availability of which is to be established to the satisfaction of the Company.

(e)           Sellers know that the Shares are offered and sold pursuant to exemptions from registration under the Securities Act of 1933, as amended, and state securities law based, in part, on these warranties and representatives, which constitute a material part of the bargained-for consideration without which this Agreement would not have been executed.  Sellers agree to indemnify and hold the Buyer harmless for any damages suffered by the Buyer as a result of any misrepresentation or breach of any representation or warranty of Sellers.

(f)           By reason of Sellers’ business or financial experience or the business or financial experience of Sellers’ professional advisors, Sellers have the capacity to protect their own interest in connection with this transaction or have a pre-existing personal or business relationship with the Buyer or one or more of its officers, directors or controlling persons consisting of personal or business contacts of a nature and duration such as would enable a reasonably prudent purchaser to be aware of the character, business acumen and general business and financial circumstances of such person with whom such relationship exists.

(g)           Sellers acknowledge that Sellers have had the opportunity to review this Agreement and the Appendices attached hereto, the Buyer’s reports filed with the Securities and Exchange Commission, and the transactions contemplated hereby and thereby with Sellers’ own legal counsel.

6.	Representations and Warranties of Buyer.

Buyer represents and warrants to Sellers as follows:

6.1           Power and Authority; Binding Nature of Agreement.

Buyer has full power and authority to enter into this Agreement and to perform its obligations hereunder.  The execution, delivery and performance of this Agreement by Buyer have been duly authorized by all necessary action on its part.  This Agreement is a valid and binding obligation of Buyer.

6.2           Good Standing.

Buyer (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, (ii) has all necessary power and authority to own its assets and to conduct its business as it is currently being conducted, and (iii) is duly qualified or licensed to do business and is in good standing in every jurisdiction (both domestic and foreign) where such qualification or licensing is required.

6.3           Charter Documents and Corporate Records.

Buyer has filed with the Securities and Exchange Commission in public reports accessible to the Sellers complete and correct copies of the articles of incorporation, bylaws and other charter or organizational documents of Buyer, including all amendments thereto. Buyer is not to its knowledge in violation or breach of (i) any of the provisions of its articles of incorporation, bylaws or other charter or organizational documents, or (ii) any resolution adopted by its shareholders or directors.

6.4           Capitalization.

Buyer has filed with the Securities and Exchange Commission in public reports accessible to the Sellers information regarding the authorized and outstanding capital stock of Buyer.  To Buyer’s knowledge, the outstanding shares of the capital stock of Buyer are, and the Shares if and when issued to the Sellers will be, validly issued, fully paid and non-assessable, and have been and will be issued in full compliance with all applicable federal, state, local and foreign securities laws and other laws.

6.5           Absence of Undisclosed Liabilities.

Buyer has no material debt, liability or other obligation whether due or to become due and whether absolute, accrued, contingent or otherwise, other than those that have been disclosed to Sellers in the Buyer’s public reports filed with the Securities and Exchange Commission.

6.6           Litigation.

There is no action, suit, proceeding, dispute, litigation, claim, complaint or investigation by or before any court, tribunal, governmental body, governmental agency or arbitrator pending or, to Buyer’s knowledge, threatened against or with respect to Buyer which (i) if adversely determined would have an adverse effect on the transactions contemplated by this Agreement, or (ii) challenges or would challenge any of the actions required to be taken by Buyer under this Agreement.

6.7           Non-Contravention.

Neither (a) the execution and delivery of this Agreement, nor (b) the performance of this Agreement will:  (i) contravene or result in a violation of any of the provisions of the articles of incorporation, bylaws or other charter or organizational documents of Buyer; (ii) contravene or result in a violation of any resolution adopted by the shareholders or directors of Buyer; (iii) result in a violation or breach of, or give any person the right to declare (whether with or without notice or lapse of time) a default under or to terminate, any agreement or other instrument to which Buyer is a party or by which Buyer or any of its assets are bound; (iv) give any person the right to accelerate the maturity of any indebtedness or other obligation of Buyer; (v) result in the loss of any license or other contractual right of Buyer; (vi) result in the loss of, or in a violation of any of the terms, provisions or conditions of, any governmental license, permit, authorization or franchise of Buyer; (vii) result in the creation or imposition of any lien, charge, encumbrance or restriction on any of the assets of Buyer; (viii) result in the reassessment or revaluation of any property of Buyer by any taxing authority or other governmental authority; (ix) result in the imposition of, or subject Buyer  to any liability for, any conveyance or transfer tax or any similar tax; or (x) result in a violation of any law, rule, regulation, treaty, ruling, directive, order, arbitration award, judgment or decree to which Buyer or any of its assets is subject.

6.8           Approvals.

No authorization, consent or approval of, or registration or filing with, any governmental authority or any other person is required to be obtained or made by Buyer in connection with the execution, delivery or performance of this Agreement.

6.9           Brokers.

In return for services provided by Sellers to Buyer in association with this Agreement, Buyer has agreed to pay Sellers an over-riding interest (“ORR”) in any Mineral Lease with a Net Royalty Interest (NRI) in excess of 78%.  Sellers earn a maximum ORR of 2% on any Mineral Lease with an NRI equal to or greater than 80%.  For Mineral Leases with an NRI less than 80% but greater than 78%, Sellers earn an ORR equal to the Mineral Lease NRI less 78% (e.g., Sellers earn an ORR 1% on a mineral lease with a 79% NRI).  Sellers do not earn an ORR on Mineral Leases with an NRI less than 78%.

6.10         Representations True on Closing Date.

The representations and warranties of Buyer set forth in this Agreement are true and correct on the date hereof, and will be true and correct on the Closing Date as though such representations and warranties were made as of the Closing Date.

7.	Conditions to Closing.

7.1	Conditions Precedent to Buyer’s Obligation To Close.

Buyer’s obligation to close the purchase and sale of the Acquired Assets as contemplated in this Agreement is conditioned upon the occurrence or waiver by Buyer of the following:

(a)           Buyer is satisfied in its reasonable discretion with its due diligence of the Acquired Assets and with the Assignment of Oil and Gas Leases that will evidence the assignment of the Acquired Assets by the Sellers to the Buyer at the Closing, after a thorough investigation and examination, no material adverse change has occurred to the Acquired Assets between the date of this Agreement and Closing Date, and Sellers have received all third party consents in writing necessary to permit the conveyance of the Acquired Assets to the Buyer including but not limited to all necessary government and regulatory approvals.

(b)           All representations and warranties of Sellers made in this Agreement or in any exhibit hereto delivered by Sellers shall be true and correct as of the Closing Date with the same force and effect as if made on and as of that date, and Sellers shall have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by Sellers prior to or at the Closing Date.

7.2	Conditions Precedent to Seller’s Obligation To Close.

Seller’s obligation to close the purchase and sale of the Acquired Assets as contemplated in this Agreement is conditioned upon the occurrence or waiver by Seller of the following:

(a)           All representations and warranties of Buyer made in this Agreement or in any exhibit hereto delivered by Buyer shall be true and correct on and as of the Closing date with the same force and effect as if made on and as of that date.

(b)           Buyer shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by Buyer prior to or at the Closing Date.

8.           Further Assurances.

Following the Closing, Sellers agree to take such actions and execute, acknowledge and deliver to Buyer such further instruments of assignment, assumptions, conveyance and transfer and take any other action as Buyer may reasonably request in order to more effectively convey, sell, transfer and assign to Buyer the Acquired Assets, to confirm the title of Buyer thereto, and to assist Buyer in exercising its rights with respect to the Acquired Assets.

9.	Survival of Representations and Warranties.

All representations and warranties made by each of the parties hereto shall survive the Closing for a period of one (1) year from the Closing Date, except for those representations and warranties in Sections 5.1, 5.2, 5.8, 5.11, 5.14, 5.15, 6.1, 6.2, 6.3, 6.4, and 6.8 of this Agreement which shall survive for the applicable statute of limitations under applicable state law.  All covenants, representations and warranties of the Sellers in this Agreement are joint and several.  Any reference to Seller in this Agreement also refers to each of them.

10.	Indemnification.

10.1           Indemnification by Sellers.

Sellers agree to indemnify, defend and hold harmless Buyer and its affiliates against any and all claims, demands, losses, costs, expenses, obligations, liabilities and damages, including interest, penalties and attorney’s fees and costs, incurred by Buyer arising, resulting from, or relating to any and all liabilities of Sellers, or any breach of, or failure by Sellers to perform, any of its representations, warranties, covenants or agreements in this Agreement or in any exhibit or other document furnished or to be furnished by Sellers under this Agreement.

10.2           Indemnification by Buyer.

Buyer agrees to indemnify, defend and hold harmless Sellers and their affiliates against any and all claims, demands, losses, costs, expenses, obligations, liabilities and damages, including interest, penalties and attorneys’ fees and costs incurred by Sellers arising, resulting from or relating to any breach of, or failure by Buyer to perform, any of its representations, warranties, covenants or agreements in this Agreement or in any exhibit or other document furnished or to be furnished by Buyer under this Agreement.

10.3           Indemnification Limits.

In the case of fraud or willful misconduct by Buyer or Sellers, the indemnification amount will be determined by a court of law. In the event of breach by Sellers of any of their representations, warranties and covenants relating to the Mineral Leases, then as soon as reasonably possible, Sellers promise to replace any defective Mineral Lease with a mineral lease having the same or greater value as the Mineral Lease being replaced, and the Buyer promises to assign the defective mineral lease back to Sellers.  In the event the parties disagree on what is a comparable replacement, the final determination will be made by a mutually agreed upon consulting geologist. If the Sellers are unable to replace the defective Mineral Lease, then the indemnification amount will be limited to the cash value of the lease at the time of closing. For all other breaches triggering indemnification by Buyer or Sellers, the amount of indemnification liability will be limited to one million dollars in the aggregate.

11.           Injunctive Relief.

11.1           Damages Inadequate.

The Sellers acknowledge that it would be impossible to measure in money the damages to the Buyer if there is a failure by Sellers to comply with any covenants and provisions of this Agreement, and agree that in the event of any such breach of any covenant or provision, the Buyer will not have an adequate remedy at law.

11.2           Injunctive Relief.

It is therefore agreed that to the extent that the Buyer is entitled to the benefit of the covenants and provisions of this Agreement which have been breached by the Sellers, in addition to any other rights or remedies which Buyer may have, Buyer shall be entitled to immediate injunctive relief to enforce such covenants and provisions.  In the event that any such action or proceeding is brought by the Buyer in equity to enforce them, the Sellers will not urge a defense that there is an adequate remedy at law.  Furthermore, Buyer shall not be obligated to post a surety or other bond in connection with the exercise of any of its equitable remedies under this Agreement.

12.	Waivers.

If any party shall at any time waive any rights hereunder resulting from any breach by the other party of any of the provisions of this Agreement, such waiver is not to be construed as a continuing waiver of other breaches of the same or other provisions of this Agreement.  Resort to any remedies referred to herein shall not be construed as a waiver of any other rights and remedies to which such party is entitled under this Agreement or otherwise.

13.	Successors and Assigns.

Each covenant and representation of this Agreement shall inure to the benefit of and be binding upon each of the parties, their personal representatives, assigns and other successors in interest.

14.	Entire and Sole Agreement.

This Agreement constitutes the entire agreement between the parties and supersedes all other agreements, representations, warranties, statements, promises and undertakings, whether oral or written, with respect to the subject matter of this Agreement.  This Agreement may be modified or amended only by a written agreement signed by the parties against whom the amendment is sought to be enforced.

15.	Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, and the venue for any action hereunder shall be in the appropriate forum in the State of North Dakota.

16.	Counterparts.

This Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.

17.	Attorneys’ Fees and Costs.

In the event that either party must resort to legal action in order to enforce the provisions of this Agreement or to defend such action, the prevailing party shall be entitled to receive reimbursement from the nonprevailing party for all reasonable attorneys’ fees and all other costs incurred in commencing or defending such action, or in enforcing this Agreement, including but not limited to post judgment costs.

18.	Assignment.

Sellers specifically and expressly agree that the Buyer may assign all of its right, title and interest in and to this Agreement, and that such assignee will thereafter have all of the rights and obligations of Buyer under this Agreement, which will remain in full force and effect.

19.	Remedies.

Except as otherwise expressly provided herein, none of the remedies set forth in this Agreement are intended to be exclusive, and each party shall have all other remedies now or hereafter existing at law, in equity, by statute or otherwise.  The election of any one or more remedies shall not constitute a waiver of the right to pursue other available remedies.

20.	Section Headings.

The section headings in this Agreement are included for convenience only, are not a part of this Agreement and shall not be used in construing it.

21.	Severability.

In the event that any provision or any part of this Agreement is held to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall not affect the validity or enforceability of any other provision or part of this Agreement.

22.           Notices.

Each notice or other communication hereunder shall be in writing and shall be deemed to have been duly given on the earlier of (i) the date on which such notice or other communication is actually received by the intended recipient thereof, or (ii) the date five (5) days after the date such notice or other communication is mailed by registered or certified mail (postage prepaid) to the intended recipient at the following address (or at such other address as the intended recipient shall have specified in a written notice given to the other parties hereto):

If to Sellers:
Twin City Technical, LLC
P.O. Box 2323
Bismark, North Dakota  58502
Attn: Terry L. Harris, President
Telephone:  (701) 223-4866
Email Address: tlharris@bis.midco.net

Irish Oil and Gas, Inc.
925 Basin Avenue
P.O. Box 2356
Bismark, North Dakota  58502
Attn:  Timothy P. Furlong, Vice President
Telephone:  (701) 751-3141
Email Address: tim@irishog.com

If to Buyer:

Ante5, Inc.
10275 Wayzata Boulevard, Suite 310
Minnetonka, MN 55305
Attn: Bradley Berman, Chief Executive Officer
Telephone: (952) 426-1851
Email Address: bberman@ante5oil.com

23.           Termination.

This Agreement will be effective on the date first above written and extend until the earliest to occur of the following events:

(1)	The mutual written agreement of all of the parties to this Agreement to terminate this Agreement for any reason or no reason.

(2)
A nonbreaching party may terminate this Agreement by written notice to a breaching party where the notice contains a description of the alleged breach, and the breaching party does not cure the breach within ten (10) days of its receipt of the notice, or if the cure would reasonably be expected to take longer than ten (10) days, commences to cure within ten (10) days and thereafter diligently proceeds to complete the cure.

(3)	The Closing occurs, subject to the survival of covenants, representations and warranties as provided in Section 9 of this Agreement.

(4)	The Closing does not occur by the Closing Date, as it may be extended by the mutual written agreement of the parties, subject to the ongoing effect of Section 25 of this Agreement.

24.	Publicity.

Except as may be required in order for a party to comply with applicable laws, rules or regulations or with this Agreement, or to enable Buyer to raise capital or financing for the transactions contemplated by this Agreement, no press release, notice to any third party or other publicity concerning the transactions contemplated by this Agreement will be issued, given or otherwise disseminated without the prior approval of the Buyer.

25.           Expenses.

Each party to this Agreement will bear their own expenses incurred by them in connection with this Agreement.

IN WITNESS WHEREOF, this Agreement has been entered into as of the date first above written.

SELLERS:	TWIN CITY TECHNICAL LLC,
a North Dakota Limited Liability Company

By:
Terry L. Harris, President

IRISH OIL AND GAS, INC., a Nevada corporation

By:
Timothy P. Furlong, Vice-President

BUYER:	ANTE5, INC., a Delaware corporation

By:
Bradley Berman, Chief Executive Officer